EXHIBIT 1

CELL SOURCE, INC. (the “Corporation”)

2019 ISRAELI EQUITY INCENTIVE SUB PLAN

TO THE

2019 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Cell Source, Inc. 2019 Equity Incentive Plan, including the 2019 Israeli Equity Incentive Sub-Plan (together hereinafter the “Plan”) shall have the same defined meanings in this Stock Option Agreement (this “Option Agreement” or “Agreement”).

I. NOTICE OF STOCK OPTION GRANT

Name: Itamar Shimrat

Address: 17 Beit Yosef Street, Apartment 12, Kiryat Gat 8213600, Israel

The undersigned Participant has been granted an Option to Purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant:	March 8, 2021
Vesting Commencement Date	March 8, 2021
Exercise Price per Share:	$US1.00 (One US$) per share
Total Number of Shares subject to the Option	600,000
Total Exercise Price:	$600,000
Type of the Option:	Approved 102 Option – Capital Gain Option (CGO)
Term/Expiration Date:	March 7, 2026

Vesting Schedule:

The Option shall vest and become exercisable in full upon the Date of Grant.

Termination Period:

This Option shall be exercisable for eighteen (18) months after Participant ceases to be a member of the Corporation’s Board of Directors, unless such cessation is due to Participant’s death or Disability, in which case this Option shall be exercisable for twenty four (24) months after Participant ceases to be a member of the Corporation’s Board of Directors. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in the Plan.

II.	AGREEMENT

1.	Grant of Option. The Administrator of the Company hereby grants to the Participant named in the Notice of Stock Option Grant in Part I of this Agreement (“Participant”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of this Agreement shall prevail.

2.	Exercise of Option.

(a)	Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b)	Method of Exercise. This Option may be exercised in full or in part and shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by payment of the aggregate Exercise Price, together with any applicable tax withholding.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Participant on the date on which the Option is exercised with respect to such Shares.

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3.	Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto).

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Securities Exchange Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 4.

4.	Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)	cash;

(b)	check;

(c)	using a “cashless exercise” method, in which event the Company shall issue to the Participant the number of Shares determined as follows:

X = Y[(A-B)/A]

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where:

X = the number of Shares to be issued to the Participant.

Y = the number of Shares with respect to which this Option is being exercised.

A = the Fair Market Value of the Company’s Common Stock (as defined in the Plan).

B = the Exercise Price.

(d)	consideration received by the Company under another formal cashless exercise program adopted by the Company at the direction of the Administrator in connection with the Plan; or

(e)	surrender of other Shares which (i) shall be valued at their Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

5.	Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

6.	Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7.	Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

8.	Tax Obligations.

(a)	Tax Withholding. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

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(b)	Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c)	Code Section 409A. Notwithstanding any provision of the Plan or this Option Agreement to the contrary, this Option is intended to be exempt from Code Section 409A; provided, that the Company does not guarantee to Participant any particular tax treatment of the Option. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

9.	Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the laws of the State of Israel and the authorized court in Tel Aviv, Israel shall have an exclusive jurisdiction with respect to any dispute arising from or associated with this Agreement.

10.	No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A MEMBER OF THE CORPORATION’S BOARD OF DIRECTORS AND NOT THROUGH THE ACT OF BEING APPOINTED OR ELECTED ASA DIRECTOR HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE CORPORATION, IF ANY TO TERMINATE PARTICIPANT’S ROLE AS A DIRECTOR OF THE CORPORATION IN ACCORDANCE WITH THE CORPORATION’S BYLAWS.

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Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions of this Option Agreement and the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	CELL SOURCE, INC.

/s/ Itamar Shimrat	By:	/s/ Dennis Brown
Signature

Itamar Shimrat		Dennis Brown
Print Name		Print Name

17 Beit Yosef Street, Apartment 12		Chairman of the Board
Title

Kiryat Gat 8213600, Israel

Residence Address

ishimrat@netvision.net.il

Email Address

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